Exhibit 99

For immediate release:	Contact: Andy McCormick
August 15, 2006	(212) 733-5469

PFIZER CEO JEFF KINDLER ANNOUNCES NEW LEADERSHIP ORGANIZATION THAT WILL “PUT US IN THE BEST POSSIBLE POSITION TO CAPITALIZE QUICKLY ON THE ENORMOUS OPPORTUNITIES AHEAD”
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Focus is on Streamlining and Speeding Decision-Making in Rapidly Changing Healthcare Marketplace
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Vice Chairman David Shedlarz Assumes Expanded Responsibilities

NEW YORK, August 15 - In a letter to Pfizer colleagues, Chief Executive Officer Jeffrey B. Kindler today announced a new leadership organization to streamline the company’s operations and speed decision-making in a rapidly changing healthcare marketplace.

Kindler, who was named Pfizer’s CEO on July 28, said, “Our new organizational structure builds on the strengths of our company while responding to the accelerating changes in the environment in which we operate. This will put us in the best position to capitalize quickly on the enormous opportunities ahead of us through increasing support for successful new medicines, forging partnerships with key customers, entering into co-promotion and licensing agreements, investing in new technologies to add value to our core product offerings, or acquiring new products and services from outside the company.”

Pointing to changes in the company’s operating environment, Mr. Kindler told Pfizer colleagues that “science is creating wholly new ways to treat disease; regulators and payers are more demanding; and patients and their families are using newly available information to take more control over their healthcare decisions.” He added that Pfizer must “become more agile and entrepreneurial, embracing the spirit of a small company while exploiting the advantages of our unmatched scale and reach.”

Mr. Kindler said that David Shedlarz, vice chairman, will be assuming expanded responsibilities. Mr. Shedlarz’s additional responsibilities will include Pfizer Global Manufacturing, and worldwide strategic planning, licensing and business development and technology. “To his new role as my principal deputy, David brings strategic insight, years of experience in our industry and many important accomplishments achieved during his distinguished career at Pfizer,” said Mr. Kindler. “David is a Pfizer leader with a deep and abiding commitment to our mission and the ability to bring colleagues together and inspire them to work toward a common goal. He is well-known in the investment community, where he has been instrumental in building Pfizer’s reputation for financial transparency and excellence in reporting. One major focus for David will be to apply technology across the company both to improve productivity as well as to help develop new products and services that enhance the value of our medicines.”

The new Pfizer Executive Leadership Team, which Mr. Kindler said “brings together all the essential elements necessary for us to compete in this new era for healthcare,” includes executives with many years of pharmaceutical experience at Pfizer and elsewhere. This group will constitute the senior-most leadership, management and decision-making body of the company. It consists of Mr. Shedlarz; PGRD President John LaMattina, whose role reflects the crucial importance of science to Pfizer’s future; Worldwide Pharmaceuticals Operations President Ian Read, who will lead an integrated global unit; Chief Medical Officer Dr. Joe Feczko; Worldwide Talent Development and Human Resources leader Sylvia Montero; General Counsel Allen Waxman; and Worldwide Public Affairs and Policy leader Rich Bagger.

Pointing to the advantages of a streamlined leadership structure, Mr. Kindler told his colleagues that among the opportunities the company will pursue are:

• Continuing to grow its portfolio of research opportunities, expanding Pfizer’s presence in new disciplines such as genomics and biologics;

• Building upon a broad, deep and diverse pool of talent drawn both from outstanding Pfizer colleagues as well as from individuals outside the company;

• Accelerating the development of patient support and compliance programs to enhance the value of Pfizer medicines to patients; and

• Harnessing technology for the company’s competitive advantage, both internally and with respect to the company’s customer offerings.

Mr. Kindler also said that Vice Chairman Karen Katen has reflected on both her professional and personal goals, and she will be leaving the company to pursue other opportunities. She will provide advice and leadership over the next several months in several important areas, including Pfizer Health Solutions and Pfizer Healthy Directions, as well as healthcare policy. “I know I join with all Pfizer colleagues in expressing the deepest admiration and thanks to Karen for her dedication and her many contributions to our company. Over more than three decades, Karen has played a critical role in the growth of Pfizer to world leadership in pharmaceuticals. But just as important, Karen reflects Pfizer’s values -- and she has always demonstrated strong and effective leadership at the company throughout her career.”

Mr. Kindler asked Pfizer colleagues to go forward with their continued strong commitment to help patients live longer and healthier lives, because “we know there remain more people around the world looking to us for new treatments and many cures.”

Mr. Kindler’s memo to colleagues and biographies of members of Pfizer’s new Executive Leadership Team are available on www.pfizer.com.

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